Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

O'MELVENY & MYERS LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660-6429
Telephone (949) 760-9600
Facsimile (949) 823-6994
www.omm.com
Our File Number 011,140-014
Writer's Direct Dial (949) 823-7118
Writer's E-mail Address
tleary@omm.com

November 19, 2007

Mr. Steve Nieman
15204 NE 181st Loop
Brush Prairie, Washington 98606

Re: Alaska Air Group, Inc.

Dear Mr. Nieman:

I am responding on behalf of our client, Alaska Air Group, Inc. (the "Company"), to your letter of October 26,2007, addressed to Mr. Bill Ayer.

In regards to your demand to access certain of the Company's books and records, you state under oath that your demand "is for a lawful proper purpose under Delaware General Corporation Law Section 220." However, your general reference to "lawful proper purpose" is not sufficient to comply with the applicable requirements under Section 220. Accordingly, the Company respectfully requests that you resubmit your demand to state your specific purpose under oath, and otherwise in a proper form under Section 220 (a copy of which Section has previously been provided to you by the Company). The Company acknowledges that in your past correspondence and elsewhere in your October 26 letter, you express your desire to review the vote tabulation from the Company's 2007 Annual Meeting. On the assumption that this is your intended purpose, you may simply resubmit under oath the statements contained under the caption "Section 1" of your October 26 letter, substituting for the reference to "a lawful proper purpose under ... Section 220" a statement to the effect that the purpose of your demand is to review the vote tabulation for the Company's 2007 Annual Meeting. Of course, if you intend a different purpose, you should instead reference that purpose in your demand.

In anticipation of receiving your revised inspection demand, I am also enclosing a customary form of confidentiality agreement. To protect the interests of the Company and its stockholders, the Company respectfully requests that that you sign and return the enclosed confidentiality agreement prior to being provided with access to any books or records of the Company that may contain confidential information. You may return a signed copy of the confidentiality agreement, together with your revised inspection demand, to Karen Gruen, Associate General Counsel and Assistant Secretary of the Company. Following Ms. Gruen's receipt of a proper demand and a signed copy of the confidentiality agreement, the Company will respond to your demand consistent with applicable legal requirements. We advise you, however, that the Company does not possess or control certain of the documents and records that you have requested, such as proxies and vote tabulations beyond the report of the independent election inspector that the Company previously provided to you.

Keith Loveless, the Company's Vice President Legal and Corporate Affairs, General Counsel and Corporate Secretary, is available to meet with you at the Company's offices to discuss your concerns in further detail. Please contact his assistant, Celia Watkins, at (206) 3925043, if you are interested in scheduling a meeting with Mr. Loveless for a mutually convenient date and time.

Very Truly Yours,
/s/
Thomas J. Leary
of O'MELVENY & MYERS LLP

TJL:tr
Enclosure

cc: Mr. William S. Ayer
Keith Loveless, Esq.
Karen A. Gruen, Esq.

[Added note from Steve Nieman on Nov. 25, 2007: To see the Confidentiality Agreement enclosure, please see the pdf on www.votepal.com. To ensure proper disclosure, I posted this AAG letter on EDGAR. The reason I did this was because AAG management in the past has not made these letters publicly available to stockholders, which I disagree with. I believe stockholders have the right to read these letters if they choose. Thank you.]